Exhibit 99.1

TESSCO Reports Third Quarter Fiscal Year 2015 Earnings

Declares Quarterly Dividend of $0.20 per share

HUNT VALLEY, MD, January 15, 2015—TESSCO (NASDAQ: TESS), Your Total Source® for the product and value chain solutions to build, use, maintain and resell wireless systems, today reported its third quarter results for the period ended December 28, 2014.

Financial Highlights

	Third Quarter FY 2015	Third Quarter FY 2014	Nine Months FY 2015	Nine Months FY 2014
Revenue	$135.2M	$144.9M	$436.7M	$435.6M
Diluted EPS	$0.20	$0.53	$1.06	$1.60
EBITDA* per share	$0.46	$1.00	$2.16	$3.05
Operating margin	2.0%	4.9%	3.3%	5.0%
Cash balance	$9.5M	$8.3M	$9.5M	$8.3M
Line of credit	$0	$0	$0	$0

Market Results Compared to Third Quarter and Nine Months of Fiscal Year 2014:

	Q3 vs. Q2 FY 2015	Q3 FY 2015 vs. Q3 FY 2014	Nine Months FY 2015 vs. FY 2014	Nine Months FY 2015
Public Carrier
Revenue	(44.1%)	(39.2%)	(9.3%)	$105.1M
Gross Profit	(32.9%)	(37.4%)	(21.4%)	$19.5M
Commercial Resellers
Revenue	(16.3%)	(16.0%)	(3.0%)	$105.9M
Gross Profit	(14.0%)	(14.1%)	(2.8%)	$29.8M
Government
Revenue	(4.6%)	(13.8%)	(11.1%)	$23.9M
Gross Profit	(12.0%)	(6.7%)	(4.8%)	$6.4M
Private System Ops
Revenue	19.4%	21.6%	9.3%	$67.7M
Gross Profit	8.4%	4.1%	1.4%	$17.8M
Retail
Revenue	16.7%	18.5%	10.2%	$134.0M
Gross Profit	7.5%	6.8%	4.9%	$29.7M
Total
Revenue	(9.0%)	(6.7%)	0.3%	$436.7M
Gross Profit	(8.2%)	(10.0%)	(4.5%)	$103.2M

“Our results this quarter were disappointing,” said Robert Barnhill, TESSCO’s Chairman and Chief Executive Officer. “Our lower-than-expected third-quarter revenue was largely the result of the continued decline in 4G and DAS infrastructure builds by cellular carriers. This decline was more significant than we had anticipated, and impacted both our public carrier customers and the commercial reseller customers providing services to the carriers. We understand, however, that the current FCC wireless spectrum auction has already resulted in approximately $45 billion in winning carrier bids, and we expect that those carriers will be building new infrastructure in order to be able to utilize and monetize these licenses.

“We continue to invest in our business while reducing expenses and optimizing our organization and leadership. Our value proposition and balance sheet continue to be strong, and we are well positioned to capitalize on future carrier builds and the overall opportunities being created by the convergence of wireless and the Internet.

“Despite the decline in carrier revenue in the third quarter, we made strong progress on our long-term goal of reducing our dependence on the carrier ecosystem,” Barnhill said. “Our sales to both the Retail and Private System Operator markets were up significantly from a year ago, and we expect growth of our non-carrier markets in total to accelerate in fiscal 2016.

“Our manufacturer partners also are recognizing the value TESSCO provides,” he continued. “Our largest vendor, Commscope, has reduced its wireless distributor base but has named TESSCO as one of its few preferred wireless distributor partners. We expect this to present us with the opportunity to gain share from those distributors who will no longer offer Commscope products. In addition, Samsung has selected TESSCO as its primary partner to streamline the procurement and delivery of accessories to enterprise customers. Beginning in the 2016 fiscal year, these growing relationships are expected to yield longer-term benefits.

“Because our overall third-quarter results fell below our expectations and carriers are not expected to renew spending until early in our 2016 fiscal year, we are accelerating actions to improve overall profitability.”

Specifically, TESSCO is:

•	Implementing organization and leadership changes in Market Development & Sales and Strategic Marketing to more aggressively and effectively attract and pursue customer opportunities and sales;

•	Improving its business processes and exiting unprofitable initiatives, resulting in anticipated reduction in current fixed expense levels of 3% to 5%, or the current equivalent of approximately $0.20 to $0.30 of annual earnings per share; and

•	Diversifying and reducing its dependence on the carrier ecosystem.

Robert Barnhill, CEO and Aric Spitulnik, CFO, will describe these actions in greater detail on tomorrow’s earnings conference call.

“Due to the continued expected softness in the carrier space, we expect to see a decline in year-over-year revenue in the fourth quarter,” Barnhill said. “As a result of the challenging business environment and the short-term costs associated with some of the expense reduction efforts underway, we are not providing earnings guidance for our fourth fiscal quarter, and we are withdrawing our Fiscal 2015 guidance. Also, our fourth quarter is historically our seasonally weakest of the year, so we are expecting an earnings decline from the third quarter. We fully expect to issue earnings guidance for fiscal year 2016, which begins in April, when we release earnings results for fiscal 2015.

“While we are disappointed with our third-quarter results, we believe in our opportunities in wireless, our business strategy, and our solid business fundamentals, capabilities and capacity. Our balance sheet remains strong, and we will continue our quarterly $0.20 per share dividend,” Barnhill said.

Forecasting future results is inherently difficult for any business, and actual results may differ materially from those forecasted. The nature of the business is that TESSCO typically ships products within several days after booking orders. The lack of an order backlog makes it even more difficult to forecast future results. Our overall business outlook as discussed in this press release reflects only the Company's current best estimate and the Company assumes no obligation to update the information contained in this press release at any time.

Third-Quarter Fiscal 2015 Financial Results

For the fiscal 2015 third quarter, revenues totaled $135.2 million, compared with $144.9 million in the third quarter of the prior year. The Company received an $8 million payment from a large tower owner customer. However, since the customer requested that the product be held at the Company’s facility, this revenue was not able to be recognized in the quarter. Management expects the majority of this product to ship early in fiscal year 2016.

Third-quarter fiscal 2015 gross profit was $32.5 million, compared with $36.1 million in the year-ago quarter. Gross profit was affected by the decline in overall revenues as well as higher-than-expected freight and excess inventory costs. Gross margin was 24.1% of revenue, compared with 24.9% in last year’s third quarter.

Selling, general and administrative (SG&A) expenses were $29.8 million, compared with $29.0 million in last year's third quarter, primarily due to increased expenses associated with investments in talent, marketing and technology. Operating margin was 2.0% versus 4.9% in the prior-year quarter.

Net income and diluted earnings per share totaled $1.7 million and $0.20, respectively, for the third quarter of fiscal 2015, compared with $4.4 million and $0.53, respectively, for the prior-year quarter.

EBITDA* totaled $3.8 million, or $0.46 per diluted share, in the third quarter of fiscal 2015, compared with $8.4 million, or $1.00 per diluted share, in the prior-year quarter.

Quarterly Cash Dividends

The Board of Directors declared a quarterly cash dividend of $0.20 per common share payable on February 18, 2015 to holders of record on February 4, 2015. Any future declaration of dividends, and the establishment of record and payment dates, is subject to future determinations of the Board of Directors.

Third-Quarter Fiscal 2015 Conference Call

Management will host a conference call to discuss its third-quarter 2015 results tomorrow, January 16, 2015 at 8:30 AM ET. To participate in the conference call, please call: 800-706-7749 (domestic call-in) or 617-614-3474 (international call-in) and reference code #94970081.

A live webcast of the conference call will be available at www.tessco.com/go/corporatepresentations. All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 12:30 p.m. ET on January 16, 2015 until 11:59 p.m. ET on January 23, 2015 by calling 888-286-8010 (domestic) or 617-801-6888 (international) and entering confirmation #26897173. An archived replay of the conference call will also be available on the company's website at www.tessco.com/go/corporatepresentations.

*Non-GAAP Information

EBITDA and Adjusted EBITDA are measures used by management to evaluate the Company's ongoing operations and as general indicators of its operating cash flow (in conjunction with a cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges). EBITDA is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus stock compensation expense. Management believes EBITDA, Adjusted EBITDA as well as EBITDA and Adjusted EBITDA per share are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the Company's presentation of EBITDA, Adjusted EBITDA and EBITDA and Adjusted EBITDA per share may not be comparable to other similarly titled measures of other companies. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA and Adjusted EBITDA per diluted share are also non-GAAP calculations defined as EBITDA or Adjusted EBITDA divided by the Company's diluted weighted average shares outstanding. Additionally, EBITDA or Adjusted EBITDA are not intended to be measures of free cash flow for management's discretionary use, as they does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA and Adjusted EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the Company's loan agreements. The definition of EBITDA as used in the Company's loan agreements is further adjusted for certain cash and non-cash charges/credits, including stock compensation expense, and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt.

A reconciliation of the Company's non-GAAP to GAAP results is included as an exhibit to this release.

About TESSCO Technologies Incorporated (NASDAQ: TESS)

The convergence of wireless and the Internet is revolutionizing the way we live, work and play. New systems and applications are creating challenges and opportunities at an unprecedented rate.

TESSCO is there ‒enabling organizations to capitalize on the opportunities in wireless by providing Your Total Source® of end-to-end solutions. TESSCO delivers the knowledge, and product and supply chain solutions required to build, use and maintain, wireless voice, data and video systems. The Company is a component of the Russell 2000® index

Forward-Looking Statements

This press release, including the statements of Robert Barnhill contains forward-looking statements as to anticipated results and future prospects. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," "believes," "estimates," and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. Forward-looking statements involve a number of risks and uncertainties. Our actual results may differ materially from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission, under the heading "Risk Factors" and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners that are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers as a result of consolidation among the wireless communications industry; the strength of our customers', vendors' and affinity partners' business; economic conditions that may impact customers' ability to fund or pay for our products and services; changes in customer and product mix that affects gross margin; effect of “conflict minerals” regulations on the supply and cost of certain of our products; failure of our information technology system or distribution system; system security or data protection breaches; technology changes in the wireless communications industry; third-party freight carrier interruption; increased competition; our relative bargaining power and inability to negotiate favorable terms with our vendors and customers; our inability to access capital and obtain financing as and when needed; claims against us for breach of the intellectual property rights of third parties; product liability claims; and the possibility that, for unforeseen reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

TESSCO Technologies Incorporated
Aric Spitulnik
Chief Financial Officer
410-229-1419
spitulnik@tessco.com

or

David Calusdian
Sharon Merrill
617-542-5300
TESS@investorrelations.com

TESSCO Technologies Incorporated

Consolidated Statements of Income (Unaudited)

	Fiscal Quarters Ended			Nine Months Ended
	December 28, 2014	September 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013

Revenues	$135,188,700	$148,521,800	$144,915,200	$436,656,800	$435,550,000
Cost of goods sold	102,675,800	113,085,800	108,772,800	333,459,100	327,476,900
Gross profit	32,512,900	35,436,000	36,142,400	103,197,700	108,073,100
Selling, general and administrative expenses	29,828,800	29,569,400	28,974,800	88,574,600	86,352,300
Income from operations	2,684,100	5,866,600	7,167,600	14,623,100	21,720,800
Interest , net	61,300	49,400	37,800	139,100	159,400
Income before provision for income taxes	2,622,800	5,817,200	7,129,800	14,484,000	21,561,400
Provision for income taxes	941,600	2,303,600	2,709,300	5,617,800	8,267,600
Net income	$1,681,200	$3,513,600	$4,420,500	$8,866,200	$13,293,800

Basic earnings per share	$0.20	$0.42	$0.54	$1.07	$1.62
Diluted earnings per share	$0.20	$0.42	$0.53	$1.06	$1.60

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	December 28, 2014	March 30, 2014
	(unaudited)	(audited)

ASSETS
Current Assets:
Cash and cash equivalents	$9,536,100	$11,467,900
Trade accounts receivable, net	63,877,000	67,495,700
Product inventory	65,114,800	61,955,700
Deferred tax assets	6,890,000	6,913,000
Prepaid expenses and other current assets	10,352,800	2,336,600
Total current assets	155,770,700	150,168,900

Property and equipment, net	21,202,900	22,765,400
Goodwill, net	11,684,700	11,684,700
Other long-term assets	2,341,300	2,341,300
Total assets	$190,999,600	$186,960,300

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$51,081,400	$50,756,900
Payroll, benefits and taxes	4,416,700	7,670,100
Income and sales tax liabilities	1,811,100	2,477,700
Accrued expenses and other current liabilities	8,865,100	923,600
Revolving line of credit	--	--
Current portion of long-term debt	250,400	250,200
Total current liabilities	66,424,700	62,078,500

Deferred tax liabilities	4,260,700	4,260,700
Long-term debt, net of current portion	2,020,300	2,208,200
Other long-term liabilities	3,123,900	3,584,800
Total liabilities	75,829,600	72,132,200

Shareholders’ Equity:
Preferred stock	--	--
Common stock	95,900	94,200
Additional paid-in capital	56,475,600	53,987,700
Treasury stock, at cost	(56,106,800)	(50,084,600)
Retained earnings	114,705,300	110,830,800
Accumulated other comprehensive loss	--	--
Total shareholders’ equity	115,170,000	114,828,100

Total liabilities and shareholder’s equity	$190,999,600	$186,960,300

TESSCO Technologies Incorporated

Reconciliation of Net Income to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) (Unaudited)

	Fiscal Quarters Ended			Nine Months Ended
	December 28, 2014	September 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Net income	$1,681,200	$3,513,600	$4,420,500	$8,866,200	$13,293,800
Add:
Provision for income taxes	941,600	2,303,600	2,709,300	5,617,800	8,267,600
Interest, net	61,300	49,400	37,800	139,100	159,400
Depreciation and amortization	1,140,300	1,185,100	1,241,200	3,493,200	3,715,400
EBITDA	$3,824,400	$7,051,700	$8,408,800	$18,116,300	$25,436,200
Add: Stock based compensation	269,400	228,000	498,100	947,000	1,595,000
Adjusted EBITDA	$4,093,800	$7,279,700	$8,906,900	$19,063,300	$27,031,200
EBITDA per diluted share	$0.46	$0.84	$1.00	$2.16	$3.05
Adjusted EBITDA per diluted share	$0.49	$0.86	$1.06	$2.28	$3.24

TESSCO Technologies Incorporated

Supplemental Results Summary (in thousands) (Unaudited)

	Three months ended December 28, 2014	Nine months ended December 28, 2014
	Total	Total
Market Revenues
Public Carriers, Contractors & Program Managers	$22,847	$105,118
Government System Operators	7,781	23,948
Private System Operators	25,422	67,705
Commercial Dealers & Resellers	30,786	105,850
Retailer, Independent Dealer Agents & Carriers	48,353	134,036
Total revenues	$135,189	$436,657

Gross Profit
Public Carriers, Contractors & Program Managers	4,929	19,469
Government System Operators	2,008	6,448
Private System Operators	6,286	17,841
Commercial Dealers & Resellers	8,847	29,773
Retailer, Independent Dealer Agents & Carriers	10,443	29,667
Total gross profit	$32,513	$103,198
% of revenues	24.1%	23.6%

Direct expenses	19,933	58,686
Segment net profit contribution	12,580	44,512
% of revenues	9.3%	10.2%
Corporate support expenses*	9,957	30,028
Income before provision for income taxes	$2,623	$14,484
% of revenues	1.9%	3.3%

Growth Rates Compared to Prior Year Period:

Revenues
Public Carriers, Contractors & Program Managers	(39.2%)	(9.3%)
Government System Operators	(13.8%)	(11.1%)
Private System Operators	21.6%	9.3%
Commercial Dealers & Resellers	(16.0%)	(3.0%)
Retailer, Independent Dealer Agents & Carriers	18.5%	10.2%
Total revenues	(6.7%)	0.3%

Gross Profit
Public Carriers, Contractors & Program Managers	(37.4%)	(21.4%)
Government System Operators	(6.7%)	(4.8%)
Private System Operators	4.1%	1.4%
Commercial Dealers & Resellers	(14.1%)	(2.8%)
Retailer, Independent Dealer Agents & Carriers	6.8%	4.9%
Total gross profit	(10.0%)	(4.5%)

Direct expenses	7.3%	8.7%
Segment net profit contribution	(28.4%)	(17.7%)
Corporate support expenses*	(4.5%)	(7.7%)
Income before provision for income taxes	(63.2%)	(32.8%)

* Includes corporate overhead, facilities expense, depreciation, interest and company-wide pay-for-performance bonus expense

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three months ended December 28, 2014	Nine months ended December 28, 2014
Revenues
Base station infrastructure	$50,631	$177,647
Network systems	20,299	78,339
Installation, test and maintenance	11,938	33,523
Mobile device accessories	52,321	147,148
Total revenues	$135,189	$436,657

Gross Profit
Base station infrastructure	14,322	48,214
Network systems	3,949	12,808
Installation, test and maintenance	2,649	7,466
Mobile device accessories	11,593	34,710
Total gross profit	$32,513	$103,198
% of revenues	24.1%	23.6%

Growth Rates Compared to Prior Year Period

Revenues
Base station infrastructure	(15.4%)	(9.9%)
Network systems	(24.4%)	15.6%
Installation, test and maintenance	(12.7%)	(7.0%)
Mobile device accessories	17.5%	9.4%
Total revenues	(6.7%)	0.3%

Gross Profit
Base station infrastructure	(16.3%)	(12.0%)
Network systems	(16.0%)	4.4%
Installation, test and maintenance	(13.8%)	(9.0%)
Mobile device accessories	3.1%	5.7%
Total gross profit	(10.0%)	(4.5%)